Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

     The following lists the subsidiaries of the registrant and the state of incorporation of each:

NAME	INCORPORATED
1) The Cortland Savings and Banking Company	Ohio
2) New Resources Leasing Company	Ohio